Exhibit 99.1

Moody’s Corporation Reports Results for Second Quarter 2008

  2Q08 revenue down 25%
  Reported 2Q08 EPS of $0.54 down 43%
  2Q08 EPS of $0.51 down 33%, excluding legacy tax matters
  Reaffirming FY 2008 EPS guidance of $1.90 to $2.00, excluding legacy tax matters

NEW YORK--(BUSINESS WIRE)--Moody’s Corporation (NYSE: MCO) today announced results for the second quarter 2008.

Summary of Results for Second Quarter 2008

Moody’s reported revenue of $487.6 million for the three months ended June 30, 2008, a decrease of 25% from $646.1 million for the same quarter of 2007. Operating income for the quarter was $233.7 million, a 36% decline from $363.7 million for the same period last year. Diluted earnings per share were $0.54 for the second quarter of 2008 and included a one-time benefit of $0.03 related to certain legacy tax matters. Excluding this one-time item and the legacy tax benefit from the same period in 2007, which had a positive impact of $0.19, diluted earnings per share were $0.51 in 2008 versus $0.76 in 2007, or a 33% decrease.

Raymond McDaniel, Chairman and Chief Executive Officer of Moody’s, said, “Moody’s results in the second quarter improved over the previous quarter, although they were well below record prior-year comparables. First half results reflect persistently difficult credit market conditions and, as detailed in today’s press release, we remain cautious about recovery in the credit markets for the remainder of 2008.” Mr. McDaniel added, “We are reaffirming our previous full-year EPS guidance of $1.90 to $2.00, based on Moody’s solid base of recurring revenue from the ratings business and good growth from Moody’s Analytics, together with ongoing cost management efforts.”

Second Quarter Revenue

For Moody’s Corporation overall, U.S. revenue of $263.5 million for the second quarter of 2008 decreased 34% from the second quarter of 2007, while non-U.S. revenue of $224.1 million decreased 9% from the same period. Moody’s global revenue declines were slightly offset by the positive impact of foreign currency translation of approximately 200 basis points. Non-U.S. revenue accounted for 46% of Moody’s total revenue for the quarter, up from 38% in the year-ago period.

Revenue at Moody’s Investors Service for the second quarter of 2008 was $355.8 million, a decrease of 33% from the prior-year period. U.S. revenue of $198.8 million for the second quarter of 2008 decreased 42% from the second quarter of 2007. Non-U.S. revenue of $157.0 million, representing 44% of total MIS revenue, declined 17% from the year-ago period. Revenue declines were slightly offset by the positive impact of foreign currency translation of approximately 200 basis points.

Within the ratings business, global structured finance revenue totaled $120.1 million for the second quarter of 2008, a decrease of 56% from a year earlier. U.S. structured finance revenue decreased 67%, driven by significant declines in issuance across most asset classes. Non-U.S. structured finance revenue decreased 35%, led by declines in the European credit derivatives and commercial real estate finance sectors.

Global corporate finance revenue of $97.4 million in the second quarter of 2008 declined 23% from the same quarter of 2007. Revenue in the U.S. declined 31% from the prior-year period. Significant revenue growth from rating U.S. investment grade debt was more than offset by high double-digit declines in revenue from speculative-grade bond and bank loan ratings. Outside the U.S., corporate finance revenue decreased 7% due primarily to declines in revenue from speculative-grade bond and bank loan ratings.

Global financial institutions revenue of $72.1 million in the second quarter of 2008 was flat compared to the same quarter of 2007. Financial institutions revenue in the U.S. declined 9% as revenue declines in the banking and insurance sectors more than offset growth in the finance and securities sector. Outside the U.S., revenue increased 9% primarily due to growth in European bank ratings.

Global public, project and infrastructure finance revenue was $66.2 million for the second quarter of 2008, 13% higher than in the second quarter of 2007, reflecting solid double-digit percent growth in revenue from U.S. municipal ratings. Public, project and infrastructure finance revenue in the U.S. increased 21% with the prior-year period. Non-U.S. revenue decreased 5% due primarily to a decline in project finance activity.

Moody’s Analytics revenue for the second quarter of 2008 rose to $131.8 million, up 14% from the same quarter of 2007. U.S. revenue of $64.7 million for the second quarter of 2008 increased 10% from the second quarter of 2007. Non-U.S. revenues increased by 18%, and represented 51% of total Moody’s Analytics revenue. Both the subscriptions and consulting business lines delivered double-digit percent growth. Revenue from subscriptions rose to $117.0 million, contributing the majority of dollar growth. Foreign currency translation positively impacted operating results, increasing revenue growth by approximately 190 basis points.

Second Quarter Expenses

Second quarter 2008 operating expenses for Moody’s Corporation of $253.9 million were $28.5 million or 10% lower than in the prior-year period. Lower incentive and stock-based compensation costs positively impacted these results, as did cost reduction initiatives that we began in the second half of 2007. Included in operating expenses were approximately $10 million, or about $0.03 per share, of one-time charges related to accelerated depreciation expense associated with the closure of the Company’s New Jersey office as well as senior executive severance. Second quarter 2008 non-operating expenses included a one-time benefit of approximately $8 million after tax, or about $0.03 per share, relating to the resolution of certain legacy tax matters. Moody’s operating margin for the second quarter of 2008 was 47.9%, 840 basis points lower than the prior-year period.

Second Quarter Effective Tax Rate

Moody’s effective tax rate was 38.9% for the second quarter of 2008, compared with 31.3% for the prior-year period. The increase is due primarily to the net tax benefit in the prior-year period associated with the resolution of certain legacy tax matters. Excluding the impact of legacy tax matters in both periods, the tax rate for the second quarter of 2008 was 40.1%, essentially flat with 40.0% for the prior-year period.

Year-to-date Results

Moody’s Corporation revenue for the first six months of 2008 totaled $918.3 million, a decrease of 25% from $1,229.1 million for the same period of 2007. First half operating income of $433.0 million was down 35% from $668.4 million for the same period of 2007. Changes in global revenue and operating income results included approximately 200 basis points and 250 basis points, respectively, of positive impact from currency translation. Diluted earnings per share of $1.03 for the first half of 2008 included a $0.04 per share benefit from the resolution of certain legacy tax matters in the second quarter. Excluding the impacts of legacy tax matters in both periods, diluted earnings per share of $0.99 decreased 28% from $1.37 for the first half of 2007.

Revenue at Moody’s Investors Service totaled $654.0 million for the first six months of 2008, a decrease of 35% from the prior-year period. Moody’s Analytics revenue rose to $264.3 million for the first half of 2008, up 17% from the first half of 2007.

Share Repurchases

During the second quarter of 2008, Moody’s repurchased 1.7 million shares at a total cost of $63 million and issued approximately 0.6 million shares under employee stock-based compensation plans. Outstanding shares as of June 30, 2008 totaled 243.7 million, representing a 9% decrease from a year earlier. Second quarter share repurchases were funded using a combination of free cash flow and borrowings. At quarter-end, Moody’s had $1.3 billion of outstanding debt with additional debt capacity available of approximately $500 million. Additionally, as of June 30, 2008, Moody’s had $1.7 billion of share repurchase authority remaining under its current program.

Assumptions and Outlook for Full-Year 2008

Moody’s outlook for 2008 is based on assumptions about many macroeconomic and capital market factors, including interest rates, corporate profitability and business investment spending, merger and acquisition activity, consumer spending, residential mortgage borrowing and refinancing activity, securitization levels, and capital markets issuance. There is an important degree of uncertainty surrounding these assumptions and, if actual conditions differ from these assumptions, Moody’s results for the year may differ from our current outlook.

Moody’s full-year outlook for 2008 performance is unchanged from its previous guidance introduced on March 11, 2008 and reaffirmed at its Investor Day on June 5, 2008. For Moody’s overall, we continue to expect full-year 2008 revenue to decline in the mid- to high-teens percent range. This decline assumes foreign currency translation for the remainder of 2008 at current exchange rates. Revenue guidance for certain lines of business has changed slightly based on conditions specific to those sectors and geographies. We now anticipate the weakness of the first half to continue for the remainder of the year, with modest improvement in market liquidity and issuance conditions in 2009.

Full-year 2008 operating expenses are now expected to decline about 10% on an as-reported basis compared to full-year 2007. Excluding the $50 million restructuring charge in 2007, we now project full-year 2008 expenses to decline about 6%. We continue to expect full-year 2008 operating margin to be in the mid-forties percent range. The Company continues to project that full-year 2008 diluted earnings per share, excluding adjustments related to legacy tax matters, will meet our previous guidance of a range from $1.90 to $2.00.

For the global Moody’s Investors Service business, we continue to expect revenue for the full-year 2008 to decline in the mid-twenties percent range. Within the U.S., we continue to project Moody’s Investors Service revenue to decrease in the mid-thirties percent range for the full-year 2008.

In the U.S. structured finance business, we now expect revenue for the year to decline in the high-fifties to low-sixties percent range, reflecting large double-digit percent declines in most asset classes, led by residential mortgage-backed securities, commercial real estate finance and credit derivatives ratings.

In the U.S. corporate finance business, we now expect revenue to decrease in the mid-twenties percent range for the year, driven by declines in speculative-grade bond and bank loan ratings.

In the U.S. financial institutions sector, the Company now expects revenue to be flat. For the U.S. public, project and infrastructure finance sector, we now project 2008 revenue to grow in the high-single-digit percent range.

Outside the U.S. we continue to expect Moody’s Investors Service revenue to decrease in the high single-digit percent range. Growth from rating financial institutions and corporations, as well as public, project and infrastructure finance is expected to be more than offset by a high-twenties percent decline in structured finance ratings revenue, primarily in Europe.

For Moody’s Analytics, we now expect revenue growth in the low- to mid-teens percent range, rather than mid-teens, as weakness in the global debt markets and retrenchment within financial institutions is leading to longer sales cycles and a modest rise in customer attrition. On a geographic basis, U.S. and non-U.S. growth is now projected to be in the low double-digit and mid-teens percent ranges, respectively. Growth in the subscription business is now expected to be in the low- to mid-teens percent range, reflecting customers' budget constraints and reduced spending, especially among large bank customers in the debt capital markets segment. Despite these trends, revenue growth will be driven by sales of credit research services, continued strong demand for economic research and data, and the impact of our newly formed pricing and valuation business. In the software business, we now expect revenue to decline in the high single-digit percent range. In the smaller consulting business, we continue to anticipate very strong growth, reflecting a robust pipeline of professional services engagements and credit training projects. There is considerable demand for Moody’s expertise in credit education, risk modeling, and scorecard development, as customers implement more sophisticated risk management processes and comply with regulatory requirements.

*****

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to stable, transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, encompassing the growing array of Moody’s non-ratings businesses including Moody’s KMV, a provider of quantitative credit analysis tools, Moody's Economy.com, which provides economic research and data services, and Moody’s Wall Street Analytics, a provider of software for structured finance analytics. The Corporation, which reported revenue of $2.3 billion in 2007, employs approximately 3,500 people worldwide and maintains a presence in 29 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. Moody’s outlook for 2008 and other forward-looking statements in this release are made as of July 30, 2008, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors include, but are not limited to, matters that could affect the volume of debt securities issued in domestic and/or global capital markets, including credit quality concerns, changes in interest rates and other volatility in the financial markets; possible loss of market share through competition; introduction of competing products or technologies by other companies; pricing pressures from competitors and/or customers; the potential emergence of government-sponsored credit rating agencies; proposed U.S., foreign, state and local legislation and regulations; regulations relating to the oversight of Nationally Recognized Statistical Rating Organizations; possible judicial decisions in various jurisdictions regarding the status of and potential liabilities of rating agencies; the possible loss of key employees to investment or commercial banks or elsewhere and related compensation cost pressures; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those legacy tax and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody’s has assumed portions of the financial responsibility; the outcome of other legal actions to which the Company, from time to time, may be named as a party; the ability of the Company to successfully integrate acquired businesses; a decline in the demand for credit risk management tools by financial institutions; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2007 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Moody's Corporation
Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six months ended
	June 30,		June 30,

	2008	2007	2008	2007
Amounts in millions, except per share amounts

Revenue	$487.6	$646.1	$918.3	$1,229.1

Expenses

Operating, selling, general and administrative expenses	237.3	273.3	456.9	541.3
Restructuring	(0.2)	-	(0.9)	-
Depreciation and amortization	16.8	9.1	29.3	19.4
Total expenses	253.9	282.4	485.3	560.7

Operating income	233.7	363.7	433.0	668.4

Interest and other non-operating (expense) income, net	(12.3)	17.8	(15.4)	14.5

Income before provision for income taxes	221.4	381.5	417.6	682.9

Provision for income taxes	86.2	119.6	161.7	245.6
Net income	$135.2	$261.9	$255.9	$437.3

Earnings per share
Basic	$0.55	$0.97	$1.04	$1.60
Diluted	$0.54	$0.95	$1.03	$1.56

Weighted average number of shares outstanding
Basic	244.6	269.6	246.0	273.6
Diluted	248.1	276.0	249.5	280.4

Operating Margin	47.9%	56.3%	47.2%	54.4%
Effective Tax Rate	38.9%	31.3%	38.7%	36.0%

Moody's Corporation
Supplemental Revenue Information (Unaudited)

	Three Months Ended		Six months ended
	June 30,		June 30,

Amounts in millions	2008	2007	2008	2007

Moody's Investors Service
Structured Finance	$120.1	$273.9	$227.3	$525.1
Corporate Finance	97.4	125.9	168.9	229.2
Financial Institutions	72.1	72.0	136.1	138.8
Public, Project and Infrastructure Finance	66.2	58.4	121.7	109.5
Intersegment royalty	15.7	13.4	31.7	26.5
Sub-total MIS	371.5	543.6	685.7	1,029.1
Eliminations	(15.7)	(13.4)	(31.7)	(26.5)
Total MIS	355.8	530.2	654.0	1,002.6

Moody's Analytics
Subscription	117.0	102.1	235.3	201.6
Software	9.5	9.8	19.0	17.6
Consulting	5.3	4.0	10.0	7.3
Total MA	131.8	115.9	264.3	226.5

Total consolidated revenue	$487.6	$646.1	$918.3	$1,229.1

Consolidated Revenue by geographic area

United States	$263.5	$399.1	$496.3	$777.7
International	224.1	247.0	422.0	451.4

Total consolidated revenue	$487.6	$646.1	$918.3	$1,229.1

Moody's Corporation
Selected Consolidated Balance Sheet Data (Unaudited)

	June 30, 2008	December 31, 2007
	Amounts in millions

Cash and cash equivalents	$380.1	$426.3
Short-term investments	12.7	14.7
Total current assets	912.9	989.1
Non-current assets	751.4	725.5
Total assets	1,664.3	1,714.6
Total current liabilities	1,160.5	1,349.2
Long-term debt	750.0	600.0
Other long-term liabilities	575.6	549.0
Shareholders' deficit	(821.8)	(783.6)
Total liabilities and shareholders' deficit	$1,664.3	$1,714.6

Shares outstanding	243.7	251.4

Moody's Corporation
Summary Impact of Reorganization on Revenue (Unaudited)

Amounts in millions	Three Months Ended June 30, 2007			Six Months Ended June 30, 2007
	As Reported	Reclass- ifica- tions (a)	2008 Adjusted Present- ation	As Reported	Reclass- ifica- tions (a)	2008 Adjusted Present- ation

Structured finance	$273.4	$0.5	$273.9	$524.9	$0.2	$525.1
Corporate finance	141.0	(15.1)	125.9	255.8	(26.6)	229.2
Financial institutions	83.8	(11.8)	72.0	160.5	(21.7)	138.8
Public finance	32.0	(32.0)	-	61.4	(61.4)	-
Public, project and infrastructure finance	-	58.4	58.4	-	109.5	109.5
Total ratings revenue	530.2	-	530.2	1,002.6	-	1,002.6
Research revenue	78.0	(78.0)	-	153.0	(153.0)	-
Total Moody's Investors Service	608.2	(78.0)	530.2	1,155.6	(153.0)	1,002.6

Moody's KMV	37.9	(37.9)	-	73.5	(73.5)	-
Moody's Analytics	-	115.9	115.9	-	226.5	226.5

Total revenue Moody's Corporation	$646.1	$-	$646.1	$1,229.1	$-	$1,229.1

(a) Reclassifications relate to the business reorganization announced in August 2007 which became effective in January 2008. It reflects the combination of the research business, previously classified in Moody's Investors Service, and Moody's KMV to form Moody Analytics. As part of the reorganization there were several realignments within the MIS lines of business. Sovereign and sub-sovereign ratings, which were previously part of financial institutions; infrastructure/utilities ratings, which were previously part of corporate finance; and project finance, which was previously part of structured finance, were combined with the public finance business to form a new line of business called public, project and infrastructure finance. In addition, real estate investment trust ratings were moved from financial institutions to the structured finance business.

Moody's Corporation
Reconciliation to Non-GAAP Financial Measures (Unaudited)

	Three Months Ended				Six Months Ended
	June 30, 2008				June 30, 2008
Amounts in millions, except per share amounts

				Non-GAAP				Non-GAAP
	As	Adjust-		Financial	As	Adjust-		Financial
	Reported	ments		Measures*	Reported	ments		Measures*

Revenue	$487.6			$487.6	$918.3			$918.3

Expenses	253.9	0.2	(a)	254.1	485.3	0.9	(a)	486.2

Operating income	233.7	(0.2)		233.5	433.0	(0.9)		432.1

Interest and other non-operating income (expense), net	(12.3)	(8.7)	(b)	(21.0)	(15.4)	(8.7)	(b)	(24.1)

Income before provision for income taxes	221.4	(8.9)		212.5	417.6	(9.6)		408.0

Provision for income taxes	86.2	(1.0)	(c)	85.2	161.7	(1.2)	(c)	160.5

Net income	$135.2	$(7.9)		$127.3	$255.9	$(8.4)		$247.5

Basic earnings per share	$0.55			$0.52	$1.04			$1.01

Diluted earnings per share	$0.54			$0.51	$1.03			$0.99

In addition to its reported results, Moody’s has included in the table above adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the company’s growth. The table above shows Moody's results for the three and six months ended June 30, 2008, adjusted to reflect the following:

(a) To exclude the costs associated with adjustments to the fourth quarter 2007 restructuring charge

(b) To exclude an earnings benefit of $8.7 million relating to the resolution of certain legacy tax matters

(c) To reflect the income tax impacts related to the adjustment described in note (a) and to exclude income tax expense of $0.9 million related to the resolution of certain legacy tax matters

* May not add due to rounding

Moody's Corporation
Reconciliation to Non-GAAP Financial Measures (Unaudited)

	Three Months Ended				Six Months Ended
	June 30, 2007				June 30, 2007
Amounts in millions, except per share amounts

				Non-GAAP				Non-GAAP
	As	Adjust-		Financial	As	Adjust-		Financial
	Reported	ments		Measures*	Reported	ments		Measures*

Revenue	$646.1			$646.1	$1,229.1			$1,229.1

Expenses	282.4			282.4	560.7			560.7

Operating income	363.7	-		363.7	668.4	-		668.4

Interest and other non-operating income (expense), net	17.8	(31.9)	(a)	(14.1)	14.5	(31.9)	(a)	(17.4)

Income before provision for income taxes	381.5	(31.9)		349.6	682.9	(31.9)		651.0

Provision for income taxes	119.6	20.4	(b)	140.0	245.6	20.4	(b)	266.0

Net income	$261.9	$(52.3)		$209.6	$437.3	$(52.3)		$385.0

Basic earnings per share	$0.97			$0.78	$1.60			$1.41

Diluted earnings per share	$0.95			$0.76	$1.56			$1.37

In addition to its reported results, Moody’s has included in the table above adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the company’s growth. The table above shows Moody's results for the three and six months periods ended June 30, 2007, adjusted to reflect the following:

(a) To exclude an earnings benefit of $31.9 million relating to the resolution of certain legacy tax matters

(b) To exclude an income tax benefit of $20.4 million for related to the resolution of certain legacy tax matters

* May not add due to rounding

CONTACT:
Moody’s Corporation
Lisa Westlake
Vice President - Investor Relations
+1 212-553-7179
lisa.westlake@moodys.com